Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Stronghold Digital Mining, Inc.
New York, New York

We hereby consent to the incorporation by reference in Registration Statements on Form S-3 (No. 333-267869, No. 333-271151, No. 333-271671, No. 333-275901, and No. 333-276446) and Form S-8 (No. 333-260497, No. 333-270966 and No. 333-276974) of our report dated March 8, 2024, relating to the consolidated financial statements of Stronghold Digital Mining, Inc. and subsidiaries appearing in this Annual Report on Form 10-K of Stronghold Digital Mining, Inc. and subsidiaries for the year ended December 31, 2023.

/s/ Urish Popeck & Co., LLC

Pittsburgh, PA
March 8, 2024